CENTRAL VALLEY COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT
This Agreement is entered into this 8th day of January, 2018 (the “Effective Date”) by and between CENTRAL VALLEY COMMUNITY BANK, a California-chartered commercial bank located in Fresno, California (the “Bank”), and ROBERT FLAUTT (the “Director”).
INTRODUCTION
To encourage the Director to remain a member of the Bank’s Board of Directors, the Bank is willing to provide to the Director an opportunity to defer Director’s fees. The Bank will pay the Director’s deferred fees from its general assets.
AGREEMENT
The Director and the Bank agree as follows:
ARTICLE I. DEFINITIONS
1.01    Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

A.	“Change of Control” means that any of the following events occur:
1.    Merger/Acquisition of Significant Share Ownership
Any one person, or more than one person acting as a group, acquires ownership of the Bank or Central Valley Community Bancorp that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or Central Valley Community Bancorp, the acquisition of additional stock by the same person or persons will not be considered to cause a Change of Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or Central Valley Community Bancorp acquires its stock in exchange for property will not be considered to cause a Change of Control; or
2.    Change in Board Composition
During any twelve (12)-month period, a majority of the members of the Board of Directors of the Bank or Central Valley Community Bancorp are replaced by Directors whose appointment or election is not endorsed by at least two-thirds of the members of the Board of Directors before the date of the appointment or election.
Notwithstanding anything to the contrary, the term “Change of Control” shall be interpreted in accordance with Code section 409A.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.	“Deferral Account” or “Deferred Account “means the Bank’s accounting of the Director’s accumulated Deferrals plus accrued interest.

D.	“Deferrals “means the amount of the Director’s Fees which the Director elects to defer according to this Agreement.

E.
“Disability” means the Director’s inability to perform substantially all normal duties of a director, as determined by the Bank’s Board of Directors in its sole discretion. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

A Director shall only be considered to have a “Disability” if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Bank employees. Notwithstanding anything to the contrary, the terms “Disability” or “Disabled” shall be interpreted in accordance with Code section 409A.

F.	“Deferral Election Form” means the form attached as Exhibit A, as it may be modified from time to time by the Bank.

G.	“Distribution Election Form” means the form attached as Exhibit B, as it may be modified from time to time by the Bank.

H.	“Fees” means the total directors fees payable to the Director during a calendar year.

I.
“Termination for Cause” means the Bank’s Board of Directors or a duly authorized committee of the Board of Directors determines at any time that the Director will not be nominated by the Board or committee for reelection as a Director after the expiration of his current term, or if the Director is removed as a director of the Bank, in either case because of the Director’s –

1.    Gross negligence or gross neglect of duties, or

2.    Commission of a felony, or commission of a misdemeanor involving moral turpitude, or
3.    Fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of Central Valley Community Bancorp or the Bank, or
4.    Removal from service or permanent prohibition from participation in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)].

J.
“Termination of Service “means the Director ceasing to be a member for the Bank’s Board of Directors for any reason whatsoever. A “Termination of Service” shall only have occurred if the termination of the Director’s membership on the Board of Directors constitutes a good-faith and complete termination of the Director’s board membership, as described in Treasury Regulations §1.409A-1(h)(2)(i).

ARTICLE II. DEFERRAL ELECTION
2.01    Initial Election
The Director shall make an initial deferral election to defer all or a portion of his Fees under this Agreement by filing with the Bank a signed Deferral Election Form within thirty (30) days after the date of this Agreement. The Deferral Election Form shall set forth the amount of Fees to be deferred prospectively and shall be effective to defer only Fees earned after the date the form is received by the Bank.
2.02    Deferral Changes
The Director may modify the amount of Fees to be deferred by filing a subsequent signed Deferral Election Form with the Bank and obtaining written approval by the Board of Directors. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Bank. Notwithstanding anything to the contrary, in no event shall written approval be given by the Board of Directors unless explicitly permitted by applicable law, including but not limited to, Code section 409A.
ARTICLE III. DEFERRAL ACCOUNT
3.01    Establishing and Crediting
The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

A.	Deferrals
The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

B.	Interest
On a monthly basis, under this Agreement and immediately following the payment of any benefits or deferrals, as long as a balance exists, unless otherwise stated, interest is to be credited on the account balance since the preceding credit under this Section, if any, equal to the rate determined by the Bank’s Board of Directors, in its sole discretion.
3.02    Statement of Accounts
The Bank shall provide to the Director with a statement setting forth the Director’s Deferral Account balance within one hundred twenty (120) days after the end of each calendar year.
3.03    Accounting Device Only
The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a segregated fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere Bank promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.
ARTICLE IV. DISTRIBUTION OF BENEFITS
4.01    Distribution Election
The Director may make an distribution election under this Agreement by filing with the Bank a signed Distribution Election Form within thirty (30) days after the date of this Agreement.

A.
The Director may elect to have benefits payable on death, Disability or Termination of Service, to be paid in a lump sum or in annual installments over five or ten years. In the absence of an election, payment shall be made in a lump sum.

B.	The Director may also elect to have his account balance paid out in the event of a Change In Control, in a lump sum or in annual installments over five or ten years.

C.
The Director’s distribution election shall apply to all future deferrals and benefits. Distribution elections shall become irrevocable after the initial Election Date and may only be changed as permitted in Section 4.02 below. If no Distribution Election Form is completed and returned on or before the initial Election Date, the Director’s account balance shall be paid in a lump sum on the earliest of the Director’s death, Disability or Termination of Service (subject to the Director’s permitted changes in the form and timing of payment described in Section 4.02 below).

4.02    Changes to Distribution Election
The Director may not change the form of benefit payment initially elected under Section 4.01 unless the change is approved by the Board of Directors and the change satisfies the following requirements:

i.	The modified election shall not be effective until twelve (12) months after the date made;

ii.
For payments beginning as a result of the Director’s Termination from Service, payments beginning at a fixed time or on a fixed schedule, or payments due as a result of a Change in Control, the first payment due under the modified election must be deferred for a period of at least five (5) years from the date such payment would have been made in the absence of the modified election; and

iii.
With respect to payments beginning at a fixed time or on a fixed schedule, the Director must modify his Distribution Election at least twelve (12) months prior to the first scheduled payment due under this Agreement.

Notwithstanding anything to the contrary, in no event shall written approval be given by the Board of Directors unless explicitly permitted by applicable law, including but not limited to, Code section 409A.
4.03    Benefits on Death
In the event of the Director’s death prior to payment of his Deferral Account, the balance remaining in his Deferral Account (if any) shall be paid to the Director’s designated beneficiary(ies) in a lump sum within sixty (60) days following the date of death.
4.04    Hardship Distribution
Upon the Bank’s determination (following petition by the Director) that the Director has suffered an Unforeseeable Emergency (defined below), the Bank may, in its sole discretion, make distributions from the Director’s Deferral Account. Any distribution made pursuant to this provision must be made in accordance with Code section 409A, and must not exceed the amount reasonably necessary (including anticipated taxes on the distribution) to meet the emergency financial need and not reasonably available from other resources of the Director (including reimbursement or compensation by insurance, liquidation of the Director’s assets to the extent such liquidation itself would not cause severe financial hardship, or by cessation of deferrals under this Agreement), In making this determination, the Bank will take into account any such additional compensation that is available to the Director. Any distribution under this provision shall be paid to the Director in a single lump sum as soon as administratively practicable following receipt of the appropriate forms and information required by and acceptable to the Bank. Notwithstanding anything to the contrary, in the event a Director receives a distribution from the Agreement on account of an Unforeseeable Emergency, future deferrals under the Agreement will be cancelled for the remainder of the calendar year. An “Unforeseeable Emergency” shall mean a severe financial hardship to the Director due to (a) uninsured medical expenses resulting from an illness or accident of the Director, the Director’s spouse, or a dependent of the Director (as defined in Code section 152(a) without regard to Code sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Director; (b) an uninsured casualty loss pertaining to property owned by the Director; or, (c) other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising as a result of an event beyond the control of the Director, provided however that any such event qualifies as an “unforeseeable emergency” within the meaning of Code section 409A.
4.05    Commencement of Distributions
Payments to the Director (or his Designated Beneficiary) shall begin as soon as practicable after the date of the Director’s Termination of Service, Disability, death, or a Change In Control (as applicable), but no later than ninety (90) days following one of these payment events.
4.06    Medium of Payment
All distributions shall be paid in cash.
ARTICLE V. RESTRICTIONS AND LIMITATIONS ON PAYMENT OF BENEFITS
5.01    Payment Restrictions
Notwithstanding any provisions of this Agreement to the contrary, if any “payment restrictions” (as hereinafter defined) restrict payment or require the recapture or “clawback” of any benefits received by the Director, the Bank shall not be obligated to pay and/or the Director shall be required to repay such amounts to the Bank no later than thirty (30) days following Director’s receipt of a written notice from the Bank indicating that benefits are subject to restrictions, recapture or clawback pursuant to the payment restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that would restrict the Bank from paying benefits or require the Bank to seek or demand repayment or return of any benefits received by a Director for any reason, including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Bank or its successors later obtaining information indicating that the Director has committed, is substantially responsible for, or has committed, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).
Any benefit under this Agreement shall be subject to mandatory repayment by the Director to the extent the Director is, or in the future becomes, subject to (a) any Bank “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation, or otherwise, or (b) any law, rule, or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, or regulation.
To the extent that one or more exemptions are reasonably available to avoid Payment Restrictions and permit the payment of benefits to the Director, the Bank shall request exemption and permission to pay the benefits in good faith, and shall make all reasonable efforts to obtain an exemption and/or permission to pay the benefits in accordance with this Agreement.
5.02    Regulatory Compliance
The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of compensation for senior executive officers of institutions which are deemed “undercapitalized”, do not currently apply to the Bank such provisions may affect the crediting or payment of benefits if the Bank should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board) in the future. Without limiting the generality of the foregoing, under no circumstances will the Bank be required to pay benefits or take any other actions if such actions would result in any violation of applicable law, rule, regulation or regulatory directive.
ARTICLE VI. RESTRICTIONS ON TRANSFER OF BENEFITS
6.01    No Control or Alienation
Except as provided in this Article, the Director has no control over benefits except according to his Deferral Election Form, his Distribution Election Form, and his Beneficiary Designation Form. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.
6.02    Assignment of Benefits in Connection with Separation or Divorce
All or a portion of the Director’s Deferral Account may be assigned and transferred to a spouse, former spouse or other dependent under the terms of a domestic relations order that meets the requirements set forth in Internal Revenue Code section 414(p)(1)(B). The Bank shall determine, in its sole and absolute discretion, whether an assignment and transfer shall be made pursuant to the terms of a domestic relations order. Upon assignment and transfer of all or any portion of a Director’s Deferral Account, the amount assigned and transferred shall be distributed to the spouse, former spouse or other dependent, in one lump sum payment, as soon as administratively feasible. Any assignment, transfer or payment to a spouse, former spouse or other dependent made pursuant to the terms of a domestic relations order shall be charged against and reduce the Director’s Deferral Account balance. The Bank shall not be liable in any manner to any person for complying with the terms of a domestic relations order.
ARTICLE VII. BENEFICIARIES
7.01    Beneficiary Designations
The Director shall designate a beneficiary by filing a written designation with the Bank, using the Beneficiary Designation Form attached to this Agreement as Exhibit C. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.
7.02    Facility of Payment
If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
ARTICLE VIII. GENERAL LIMITATIONS
8.01    Insurance
The Bank may acquire an insurance policy on the life of the Director. The Bank will be the owner and beneficiary of the policy. The Director will have no interest in or right to the policy.
8.02    Suicide
The Bank shall not pay any benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Bank, or on any application for any benefits provided by the Bank to the Director.
8.03    General
Notwithstanding anything to the contrary contained in this Agreement, the Director is entitled to only one benefit which shall be determined by the first event to occur which is dealt with by this Agreement. Subsequent occurrence of events dealt with by this Agreement shall not entitle the Director or his or her beneficiaries to other or further benefits under this Agreement.
8.04    Tax Consequences
The Bank does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control, and the Director certifies that his decision to reduce and defer to receive his compensation is not due to any reliance upon financial, tax of legal advice given by the Bank, and of its employees, agents, accountants or legal advisors.

8.05    Termination For Cause
Notwithstanding any provision of the Agreement to the contrary, the Bank shall not pay any benefit under the Agreement that is in excess of the Director’s Deferrals (i.e., the interest earned on the Deferred Account) if the Director’s Termination of Service results from Termination for Cause. The Director’s Deferrals shall be paid to the Director in the manner otherwise provided in the Agreement. No interest shall be credited on the Deferrals during any installment period.
8.06    Specified Employee Requirements

A.	Six-Month Delay
In the event that Director is also a Specified Employee (defined below) as of the date of Termination of Service, payments under the Agreement upon Termination of Service may not be made before the date that is six months after Termination of Service (or, if earlier than the end of the six-month period, the date of death of the Director). Payments to which the Director would otherwise be entitled during the first six months following Termination of Service, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Service.

B.	Specified Employee
Director shall be deemed to be a “Specified Employee” if, as of the date of Director’s Termination of Service, Director is a Key Employee (defined below) of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.

C.	Key Employee
If Director meets each of the requirements of Internal Revenue Code section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve (12) month period ending on December 31 (the “Specified Employee Identification Date”), then Director shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Code section 409A.
ARTICLE IX. CLAIMS AND REVIEW PROCEDURES
9.01    Claims Procedure
The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.
9.02    Review Procedure
If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions for the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.
ARTICLE X. AMENDMENTS AND TERMINATION
The Bank may amend or terminate this Agreement at any time prior to the Director’s Termination of Service by written notice to the Director. In no event shall this Agreement be terminated without payment to the Director of the Deferral Account balance attributable to the Director’s Deferrals and interest credited on such amounts unless the Agreement terminates as a result of Termination for Cause in which event the Director forfeits the interest credited on the Director’s Deferrals.
Notwithstanding the foregoing, the Bank’s discretionary termination of this Agreement shall not result in the acceleration of the time and form of payment to Director, except where the right to payment arises in connection with the Bank’s discretionary termination of the Agreement under one of the circumstances identified in Treasury Regulations §1.409A-3(j)(4)(ix).
ARTICLE XI. MISCELLANEOUS
11.01    Binding Effect
This Agreement shall bind the Director and the Bank, and their beneficiaries, successors and assigns, survivors, executors, administrators and transferees.

11.02    No Guarantee of Service
This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.
11.03    Non-Transferability
Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner,
11.04    Tax Withholding
The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
11.05    Applicable Law
The Agreement and all rights hereunder shall be governed by the laws of California except to the extent preempted by the laws of the United States of America.
11.06    Unfunded Arrangement
The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim.
11.07    Entire Agreement
This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.
11.08    Administration
The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

A.	Interpreting the provisions of the Agreement;

B.	Establishing and revising the method of accounting for the Agreement;

C.	Maintaining a record of benefit payments; and

D.	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
11.09    Named Fiduciary
The Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities under this Agreement, including the service of advisors and the delegation of ministerial duties to qualified individuals.
IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.
DIRECTOR

DATED: January 8, 2018                /s/ Robert Flautt
Robert Flautt
BANK
CENTRAL VALLEY COMMUNITY BANK

DATED: January 8, 2018            By:         /s/ James M. Ford
Name: James M. Ford
Its:     President & CEO

EXHIBIT A
Central Valley Community Bank
Director Deferred Fee Agreement
Robert Flautt
DEFERRAL ELECTION
I, Robert Flautt , elect to defer compensation under my Director Deferred Fee Agreement with Central Valley Community Bank as follows:

Amount of Deferral	Duration
[initial and complete one] _____ I elect to defer $_____ or _____% of my annual fees _____ I elect not to defer compensation	[initial and complete one] _____ For _____ year(s) _____ All future calendar years

I understand that I may change the amount and duration of my deferrals by filing a new election form with Central Valley Community Bank; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by Central Valley Community Bank.

Dated:                , 2018
Robert Flautt

Accepted by the bank or the Plan Administrator this _____ day of _________________, 20___.

By:
Name:
Title:

EXHIBIT B

CENTRAL VALLEY COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT
Distribution Election Form
When you become eligible to defer Director Fees you may complete and return a Distribution Election Form on or before the date that your initial Deferral Election Form is due. If you do not timely complete and return your Distribution Election Form, all Fees that you defer during your service with the Bank will be paid to you in a lump sum after your Termination of Service, Disability or death, unless you make a subsequent distribution election as permitted under the rules described below.
PLEASE CONSIDER YOUR DISTRIBUTION ELECTION CAREFULLY. This election will determine how and when all Fees that you defer now and in the future will be paid. Your initial election may be modified ONLY as permitted under the section titled SUBSEQUENT CHANGES TO YOUR DISTRIBUTION ELECTION below.

Termination of Service
☐	Payment in a lump sum following my Termination of Service.
☐	Payment in five (5) annual installments following my Termination of Service.
☐	Payment in ten (10) annual installments following my Termination of Service.
If you make no election, your benefits will be paid in a lump sum following your Termination of Service.
Disability
☐	Payment in a lump sum following my Disability.
☐	Payment in five (5) annual installments following my Disability.
☐	Payment in ten (10) annual installments following my Disability.
If you make no election, your benefits will be paid in a lump sum in the event of your Disability.
Death
☐	Payment in a lump sum following my Death.
☐	Payment in five (5) annual installments following my Death.
☐	Payment in ten (10) annual installments following my Death.
If you make no election, your benefits will be paid in a lump sum in the event of your Death.
Change In Control	I elect to have my benefits paid in the following form in the event of a Change In Control Bank:
☐	Payment in a lump sum following a Change In Control.
☐	Payment in five (5) annual installments following a Change In Control.
☐	Payment in ten (10) annual installments following a Change In Control.
If you make no election, benefit payments will not begin following a Change In Control; your benefits will be paid upon termination, Disability or death.

This Distribution Election Form will become effective only in accordance with the terms of this Agreement, and only if it is timely completed, signed and returned to the Human Resources Director.

SUBSEQUENT CHANGES TO YOUR DISTRIBUTION ELECTION
The federal tax code strictly limits any future changes to your initial distribution election. You may only change your distribution election in accordance with the following rules:

1.	Your subsequent election may not be effective until twelve (12) months after the date it is made; and

2.
For payments beginning as a result of Termination of Service or a Change In Control, the first payment due under the subsequent election may not be made for a period of at least five (5) years from the date the first payment would have been made under your prior distribution election.

For example, assume that your initial election is for a lump sum payment of your benefits following Termination of Service. Any subsequent distribution election will only be valid if it is made at least twelve (12) months before your Termination of Service, and the payment under your modified election is not scheduled to be made earlier than the fifth anniversary of your Termination of Service. If the subsequent distribution election does not meet these requirements, it will not be effective and your benefits will be paid according to your initial distribution election.
Your signature below confirms that you have received a copy of the Director Deferred Fee Agreement. All terms used in this Distribution Election Form have the same meaning as given to those terms in the Agreement.
Dated:                , 2018
Robert Flautt

Accepted by the bank or the Plan Administrator this _____ day of _________________, 20___.

By:
Name:
Title:

EXHIBIT C
Central Valley Community Bank
Director Deferred Fee Agreement
Robert Flautt
BENEFICIARY DESIGNATION FORM
I, Robert Flautt , designate the following as beneficiary of benefits under the Agreement payment following my death:
PRIMARY:                                            %
%
CONTINGENT:                                         %
%
%

•	Please PRINT CLEARLY or TYPE the names of the beneficiary(ies)

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement

•	To name your estate as beneficiary, please write “Estate of ”

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you

I understand that I may change these beneficiary designations by delivering a new written designation to the Administrator, which shall be effective only upon receipt and acknowledgement by the Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.
Dated:                , 2018
Robert Flautt
SPOUSAL CONSENT
(Required if spouse not named beneficiary)
I consent to the beneficiary designation above and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Dated:                , 2018
[Signature]

[Name]

Received by the Plan Administrator this _____ day of _________________, 20___.

By:
Name:
Title: